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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Atlantic Tele-Network, Inc.
(Name of Registrant as Specified In Its Charter)

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ATLANTIC TELE-NETWORK, INC.
500 Cummings Center
Beverly, MA 01915

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 21, 2016

April 29, 2015

Dear Stockholder:

        You are cordially invited to attend our Annual Meeting of Stockholders to be held at ATN's new headquarter location, 500 Cummings Center, Suite 2450, Beverly, MA 01915 on Tuesday, June 21, 2016 at 10:00 a.m. ET, for the following purposes:

  1.
  To elect seven directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2016; and

  3.
  To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

        Stockholders of record at the close of business on April 22, 2016 are entitled to notice of, and to vote at, the Annual Meeting. During the ten days prior to the Annual Meeting, a list of such stockholders will be available for inspection during our ordinary business hours at our office at the address above.

        Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope to ensure that your shares are represented at the Annual Meeting. If you attend the meeting and vote in person, your proxy will not be used.

By order of the Board of Directors,

Leonard Q. Slap
 Secretary

ATLANTIC TELE-NETWORK, INC.
500 Cummings Center
Beverly, MA 01915

PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 21, 2016

GENERAL INFORMATION ABOUT VOTING

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic Tele-Network, Inc., a Delaware corporation, for use at the 2016 Annual Meeting of Stockholders to be held on June 21, 2016, at 10:00 am ET, or any adjournments or postponements thereof.

        We are mailing this proxy statement together with our Annual Letter to Stockholders, our Annual Report on Form 10-K for the year ended December 31, 2015 (excluding exhibits) and a proxy card or voting instruction for the Annual Meeting on or about May 11, 2016.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 21, 2016: This Proxy Statement and our 2015 Annual Report on Form 10-K are available at http://ir.atni.com/financials.cfm.

Who Can Vote

        Only stockholders of record at the close of business on April 22, 2016 are entitled to vote at the Annual Meeting. On that date, 16,143,514 shares of common stock, par value $.01 per share, were outstanding, with each share entitled to one vote. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares. As a beneficial owner, you may direct your broker or other holder of record on how to vote your owned shares by following their instructions.

Voting

        You may vote your shares held of record either by attending the meeting and voting in person or by proxy. To vote in person, you must attend the Annual Meeting and cast your vote. You do not need to register in advance to attend the Annual Meeting. If you choose to vote by proxy, you must complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. No postage is necessary if the proxy card is mailed in the United States. If you vote by mail and your proxy card is received in time for voting and not revoked, your shares will be voted at the Annual Meeting in accordance with your instructions as set forth on your signed proxy card. If no instructions are indicated, the shares represented by the proxy card will be voted by the proxy holders as follows:

  •
  FOR the election of the director nominees named herein;

  •
  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor; and

  •
  in accordance with the judgment of the proxy holders named on the proxy card as to any other matter that is properly brought before the Annual Meeting, or any adjournments or postponements thereof.

        If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares and you must make arrangements with your broker, bank or other nominee in advance of the Annual Meeting to vote your shares in person.

Quorum

        The holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions, votes withheld and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Votes Required

        Proposal 1, the election of each director nominee, requires the affirmative vote of a plurality of the shares cast at the Annual Meeting and entitled to vote on the matter.

        Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2016, requires the affirmative vote of a majority of the shares present, or represented by proxy, at the Annual Meeting and entitled to vote on the matter.

        We will not count shares that abstain from voting ("abstentions") on a particular matter as votes in favor of such matter. Similarly, we will not count broker non-votes as votes in favor of such matter. A broker non-vote occurs when a broker cannot vote a customer's shares registered in the broker's name because the customer did not send the broker instructions on how to vote on the matter and the broker is prohibited by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Accordingly, broker non-votes will have no effect on the outcome of voting on Proposal 1. However, abstentions will be considered to be votes present and entitled to vote on Proposal 2, and they will have the effect of a vote against that proposal. Brokers will be entitled to vote a customer's shares in their discretion on Proposal 2, so there will be no broker non-votes on that proposal. Inspectors of election appointed by our Board will tabulate votes.

Revocability of Proxies

        A proxy may be revoked at any time before it is exercised by delivering a written revocation or a duly executed proxy card bearing a later date to Atlantic Tele-Network, Inc., Attn: Secretary, 500 Cummings Center, Beverly, MA 01915. A proxy may also be revoked by voting in person at the Annual Meeting. If you hold your shares through a bank, broker or other nominee, you must make arrangements with your broker, bank or other nominee to revoke your proxy.

Solicitation Expenses

        We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail, facsimile and personal interviews. We will request brokers, banks, and other holders of record to forward proxy soliciting material to beneficial owners. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. In addition, we will engage Broadridge Investor Communications Solutions, Inc. to assist in the distribution of proxy materials to banks, brokers, nominees and intermediaries at an estimated cost of approximately $14,500 for any such services, plus reasonable out-of-pocket expenses.

Who to Contact for Additional Information

        If you have questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor:

        Broadridge Investor Communications Solutions, Inc.
BY INTERNET: www.proxyvote.com
BY TELEPHONE: 1-800-579-1639
BY E-MAIL: sendmaterial@proxyvote.com

        If you have questions about attending the meeting in person or require directions, please contact us at the following address or telephone number:

Atlantic Tele-Network, Inc.
Attn: Investor Relations
500 Cummings Center
Beverly, MA 01915
(978) 619-1300

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us as of April 22, 2016 (unless otherwise indicated in the footnotes to this table) with respect to the shares of our common stock that were beneficially owned as of such date by:

  •
  each person (including any partnership, syndicate or other group) known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of our directors and each of the nominees seeking election as director;

  •
  our principal executive officer and our principal financial officer during the fiscal year ended December 31, 2015, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2015, whom we refer to collectively as our named executive officers; and

  •
  all of our current directors and executive officers as a group.

        The number of shares beneficially owned by each person listed below includes any shares that the person has a right to acquire on or before June 21, 2016 by exercising stock options or other rights to acquire shares. For each person listed below, the percentage set forth under "Percent of Class" was calculated based on 16,143,514 shares of common stock outstanding on April 22, 2016, plus any shares that person could acquire upon the exercise of any other rights exercisable on or before June 21, 2016. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

	Shares Beneficially Owned
Beneficial Owners	Number	Percent of Class
Directors, Director Nominees and Named Executive Officers:
Cornelius B. Prior, Jr.(1)	4,456,770	27.6%
Martin L. Budd	8,245	*
Bernard J. Bulkin	335	*
Michael T. Flynn	8,003	*
Charles J. Roesslein(2)	4,387	*
Liane J. Pelletier	6,392	*
Michael T. Prior(3)	616,358	4.27%
Justin D. Benincasa(4)	108,043	*
William F. Kreisher(5)	84,368	*
Leonard Q. Slap(6)	37,365	*
Barry C. Fougere(7)	15,592	*
Other 5% Stockholders:
BlackRock, Inc.(8)	1,249,708	7.7%
The Vanguard Group(9)	1,066,896	6.6%
Mawer Investment Management Ltd.(10)	973,439	6.0%
All Current Directors and Executive Officers as a group (11 persons)	5,328,655	33.6%

*
Less than 1%.

(1)
Includes 500 shares owned by Gertrude Prior, Mr. Cornelius B. Prior, Jr.'s wife; 34,000 shares owned by the Katherine D. Prior Revocable Trust; and 8,227 shares held by Tropical Aircraft Co., a company in which Mr. Prior owns approximately 90% of the equity. Mr. C.B. Prior, Jr. disclaims beneficial ownership of the shares owned by his wife and the Katherine D. Prior Trust, of which Mr. Prior serves as trustee. His address is P.O. Box 12030, St. Thomas, U.S. Virgin Islands 00801-5030. Excludes 392,776 shares owned by the Prior Family Foundation, a charitable trust for which Mr. C.B. Prior, Jr.'s wife serves as trustee. Mr. Prior currently has approximately 763,000 shares pledged as collateral for outstanding loans and 550,550 shares held in a brokerage margin account. There are currently no outstanding margin loans in this account.

(2)
All shares are owned jointly with his spouse.

(3)
Includes 316,957 shares owned by the Michael T. Prior 2013 Trust and 149,978 shares owned by the Lauren T. Prior 2013 Trust, for each of which Mr. Prior serves as trustee, 54,900 shares of restricted stock (6,250 of which vest on March 27, 2017; 11,000 of which vest ratably on March 20, 2017 and 2018; 15,750 of which vest ratably on March 17, 2017, 2018 and 2019; 21,900 of which vest ratably on March 9, 2017, 2018, 2019 and 2020) and 72,500 shares issuable on or before June 21, 2016, upon exercise of outstanding options. Also includes 9,861 shares held by the RP 2014 Trust, 9,461 shares held by the WP 2015 Trust and 10,561 shares held in the name of Mr. Prior's minor child. Mr. Prior serves as trustee of each trust and disclaims beneficial ownership of all shares held by the trusts and his child.

(4)
Includes 29,468 shares owned by the Justin D. Benincasa Revocable Trust, for which Mr. Benincasa serves as trustee, 22,575 shares of restricted stock (3,000 of which vest on March 27, 2017; 4,750 of which vest ratably on March 20, 2017 and 2018; 6,825 of which vest ratably on March 17, 2017, 2018 and 2019; and 8,000 of which vest ratably on March 9, 2017, 2018, 2019 and 2020) and 56,000 shares issuable on or before June 21, 2016, upon exercise of outstanding options.

(5)
Includes 22,271 shares held jointly with Mr. Kreisher's spouse, 16,225 shares of restricted stock (3,500 of which vest on March 27, 2017; 3,000 of which vest ratably on March 20, 2017 and 2018; and 4,425 of which vest ratably on March 17, 2017, 2018 and 2019 and 5,300 of which vest ratably on March 9, 2017, 2018, 2019 and 2020) and 45,872 shares issuable on or before June 21, 2016, upon exercise of outstanding options.

(6)
Includes 11,640 shares held jointly with Mr. Slap's spouse, 13,225 shares of restricted stock (2,000 of which vest on March 27, 2017; 2,500 of which vest ratably on March 20, 2017 and 2018; and 3,975 of which vest ratably on March 17, 2017, 2018 and 2019 and 4,750 of which vest ratably on March 9, 2017, 2018, 2019 and 2020) and 12,500 shares issuable on or before June 21, 2016, upon exercise of outstanding options.

(7)
Includes 11,737 shares of restricted stock (4,062 of which vest ratably on May 20, 2017 and 2018 and 2,175 of which vest ratably on March 17, 2017, 2018 and 2019; and 5,500 of which vest ratably on March 9, 2017, 2018, 2019 and 2020).

(8)
Based on information contained in this holder's Schedule 13G/A filed with the Securities and Exchange Commission ("SEC") on January 25, 2016. The address of BlackRock, Inc. is 55 East 52nd Street; New York, NY 10022.

(9)
Based on information contained in this holder's Schedule 13G/A filed with the SEC on February 10, 2016. The Vanguard Group ("Vanguard") has sole voting power with respect to 12,974 shares, sole dispositive power with respect to 1,054,522 shares and shared dispositive power with respect to 12,374 shares. Includes 12,374 shares beneficially owned by Vanguard's wholly-owned subsidiary Vanguard Fiduciary Trust Company ("VFTC") as a result of VFTC's serving as investment manager of collective trust accounts and 600 shares beneficially owned by Vanguard's wholly-owned subsidiary Vanguard Investments Australia, Ltd. ("VIA") as a result of VIA's serving as investment manager of Australian investment offerings. The address of Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(10)
Based on information contained in this holder's Schedule 13G/A filed with the SEC on February 4, 2016. The address of Mawer Investment Management, Ltd. is 600, 517—10th Avenue SW; Calgary, Alberta, Canada T2R 0A8.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of their initial ownership and of changes in ownership of our common stock and provide us with copies of those reports. To our knowledge, based solely on review of the copies of such forms furnished to us and written representations from our executive officers and directors, for the fiscal year ended December 31, 2015, all Section 16(a) reports applicable to our executive officers, directors and 10% stockholders were timely filed.

 PROPOSAL 1: ELECTION OF DIRECTORS

        Stockholders are being asked to elect the following seven members to our Board of Directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified, subject to their earlier retirement, resignation or removal:

Cornelius B. Prior, Jr.
Martin L. Budd
Bernard J. Bulkin
Michael T. Flynn
Liane J. Pelletier
Michael T. Prior
Charles J. Roesslein

        Each nominee has consented to his or her nomination and is expected to stand for election. However, if any nominee is unable or unwilling to serve, proxies will be voted for a replacement candidate nominated by our Board. Biographical information for each of the nominees is set forth below under "Director and Nominee Experience and Qualifications."

Vote Required

        Each director nominee must be elected by an affirmative vote of a plurality of shares cast at the Annual Meeting and entitled to vote on the election of directors. Votes withheld and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the elections.

Recommendation of our Board of Directors

        OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES.

DIRECTOR AND NOMINEE EXPERIENCE AND QUALIFICATIONS

        Set forth below is biographical information about the nominees for director, each of whom is currently a director. All of the directors' present terms expire at the Annual Meeting.

        Cornelius B. Prior, Jr., 82, is the Chairman of our Board of Directors. He served as our Chief Executive Officer and Chairman of the Board from 1998 through December 2005, at which time he retired as Chief Executive Officer. Mr. Prior has served as the Chairman of CANTO (the Caribbean Association of National Telecommunication Organizations) and presently is the Chairman of CCAA (Caribbean and Central American Action). He was a managing director and stockholder of Kidder, Peabody & Co. Incorporated, where he directed the Telecommunications Finance Group. A former Naval Officer and Fulbright Scholar, Mr. Prior started his career as an attorney with Sullivan & Cromwell in New York. He is a Trustee of Holy Cross College and former member of the Visiting Committee to Harvard Law School. He resides in St. Thomas, US Virgin Islands, where he is Chairman of the Forum, a not-for-profit arts organization, and Honorary Trustee of the Antilles School. He is also a Director of the Kneissel Music School in Blue Hill, Maine and a director of the University of North Carolina Medical School Ophthalmology Research Institute. He is the father of Michael T. Prior, our President and Chief Executive Officer. Mr. Prior earned his legal degree from the Harvard Law School.

        Mr. C.B. Prior, Jr. was selected to serve as a director on our Board because of his extensive strategic involvement with the Company, including as its founder, former Chief Executive Officer and largest stockholder of the Company. Mr. C.B. Prior, Jr. has extensive knowledge of the telecommunications markets in the Caribbean, and brings valuable expertise and business judgment to the Company. For additional information regarding the Company's decision to select Mr. C.B. Prior, Jr. as a director and Chairman, please see "Corporate Governance—Board Leadership Structure."

        Martin L. Budd, 75, has been a director of ours since May 2007, and is the Chair of our Compensation Committee and a member of our Audit and Nominating and Corporate Governance Committees. He retired as a partner of the law firm of Day, Berry and Howard LLP (now Day Pitney LLP) effective December 31, 2006. Mr. Budd chaired that firm's Business Law Department and its Business Section and had particular expertise in federal securities laws, merger and acquisition transactions and strategic joint ventures. Mr. Budd is chairman of the Connecticut Appleseed Center for Law and Justice and has served on the Legal Advisory Board of the National Association of Securities Dealers. He is a member of the National Executive Committee of the Anti-Defamation League and is the former chairman, and currently serves as a member of, the Board of Trustees of the Hartford Seminary. Mr. Budd earned his legal degree from the Harvard Law School.

        Mr. Budd was selected to serve as a director on our Board because of his extensive background providing legal, regulatory and corporate governance advice to public companies.

        Bernard J. Bulkin, 74, has been a director of ours since March 2016. He has held several senior management roles throughout his approximately twenty-year career at British Petroleum, including Director of the refining business, Vice President Environmental Affairs, and Chief Scientist and left BP in 2003. He is currently a Director of Ludgate Investments Limited, and K3Solar Ltd. and is a member of the FTSE Environmental Markets Advisory Committee. Dr. Bulkin has served on the boards of Severn Trent plc, HMN Colmworth Ltd., Chemrec AB and REAC Fuel AB, each a Swedish biofuel technology developer, and Ze-gen Corporation a renewable energy company, and chaired the boards of two UK public companies: AEA Technology plc (from 2005 until 2009) and Pursuit Dynamics Plc (from 2011 until 2013). Dr. Bulkin has served as Chair of the UK Office of Renewable Energy (from 2010 until 2013), and has held several other UK government roles in sustainable energy and transport. He earned a B.S. in Chemistry from the Polytechnic Institute of Brooklyn and a Ph.D. in Physical Chemistry from Purdue University. Dr. Bulkin is a Professorial Fellow at the University of Cambridge and is the author of Crash Course, published in March 2015.

        Dr. Bulkin was selected to serve as a director on our Board because of his particular expertise in the field of renewable energy.

        Michael T. Flynn, 67, has been a director of ours since June 2010 and is a member of our Audit and Compensation Committees. He is currently a director of Airspan Networks, Inc., a provider of wireless broadband equipment and CALIX, Inc., a manufacturer of broadband equipment. Mr. Flynn has forty years of experience in the telecommunications wireline and wireless businesses, and spent ten years as an officer at Alltel Corporation prior to his retirement in 2004. He also previously served as an officer of Southwestern Bell Telephone Co. and its parent SBC Communications from 1987 to 1994. Mr. Flynn has previously served on the board of directors of WebEx Communications, Inc., a provider of internet collaboration services, Equity Media Holding Corporation, an owner and operator of television stations throughout the United States, iLinc Communications, Inc., a provider of SaS web collaboration and GENBAND, a worldwide leader of next generation network systems. Mr. Flynn received a Bachelor of Science degree in Industrial Engineering from Texas A&M University and attended the Dartmouth Institute and the Harvard Graduate School of Business' Advanced Management Program.

        Mr. Flynn was selected to serve as a director on our Board due to his lengthy and broad operating experience in the telecommunications industry.

        Liane J. Pelletier, 58, has been a director of ours since June 2012, and is the Chair of our Nominating and Corporate Governance Committee and a member of our Compensation Committee. Ms. Pelletier has over twenty-five years of experience in the telecommunications industry. From October 2003 through April 2011, she served as the Chief Executive Officer and Chairman of Alaska Communications Systems and prior to that time, served as the former Senior Vice President of Corporate Strategy and Business Development for Sprint Corporation. Ms. Pelletier earned her M.S. in Management at the Sloan School of Business at the Massachusetts Institute of Technology and a B.A. in Economics, magna cum laude, from Wellesley College. Ms. Pelletier currently serves on the Board of Directors of Expeditors International and as President of the National Association of Corporate Directors ("NACD"), Northwest Chapter. Ms. Pelletier is a NACD Board Leadership Fellow and has demonstrated her commitment to boardroom excellence by completing NACD's comprehensive program of study for corporate directors and supplements her skill sets through ongoing engagement with the director community and access to leading practices.

        Ms. Pelletier was selected to serve as a director on our Board due to her expertise in the telecommunications industry and her experience in guiding and advising on business strategy.

        Michael T. Prior, 51, has been our President and Chief Executive Officer since December 2005 and an officer of the Company since June 2003. He was elected to the Board in May 2008. Previous to joining the Company, Mr. Prior was a partner with Q Advisors LLC, a Denver based investment banking and financial advisory firm focused on the technology and telecommunications sectors. Mr. Prior began his career as a corporate attorney with Cleary Gottlieb Steen & Hamilton LP in London and New York. He received a B.A. degree from Vassar College and a J.D. degree summa cum laude from Brooklyn Law School. Mr. Prior currently serves on the Board of Directors of the Competitive Carriers Association. In 2008, Mr.Prior was named Entrepreneur of the Year for the New England Region by Ernst & Young LLP and One of America's Best CEOs by DeMarche Associates, Inc.

        Mr. M. Prior was selected to serve as a director on our Board due to his position as Chief Executive Officer of the Company and his broad experience in the telecommunications industry.

        Charles J. Roesslein, 67, has been a director of ours since April 2002 and is the Chair of our Audit Committee and a member of our Nominating and Corporate Governance Committee. He has been a director of National Instruments Corporation since July 2000 and was the Co-Founder and Chief

Executive Officer of Austin Tele-Services Partners, LP, a telecommunications provider, from 2004 to January 2016. He is a retired officer of SBC Communications. Mr. Roesslein previously served as Chairman of the Board of Directors, President and Chief Executive Officer of Prodigy Communications Corporation from June of 2000 until December of 2000. He served as President and Chief Executive Officer of SBC-CATV from October 1999 until May 2000, and as President and Chief Executive Officer of SBC Technology Resources from August 1997 to October 1999.

        Mr. Roesslein was selected to serve as a director on our Board due to his financial expertise, and previous and current positions held with other telecommunications companies. Mr. Roesslein is qualified as an "audit committee financial expert" under SEC guidelines.

 PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

        The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP ("PwC") as our independent auditor to perform the audit of our financial statements and of our internal control over financial reporting for the fiscal year ending December 31, 2016. In making its selection, the Audit Committee conducted a review of PwC's performance, including consideration of the following:

  •
  PwC's performance on the audit, including the quality of the engagement team and the firm's experience, client service, responsiveness and technical expertise;

  •
  The record of the firm against comparable accounting firms in various matters such as regulatory, litigation and accounting matters;

  •
  The firm's financial strength and performance; and

  •
  The appropriateness of fees charged by the firm.

        PwC was our independent auditor for the year ended December 31, 2015.

        The Board of Directors recommends that stockholders ratify the selection of PwC as our independent auditor. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Vote Required

        The ratification of the appointment of PwC as our independent auditor for 2016 requires the affirmative vote of a majority of the shares present, or represented by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will be considered to be votes present and entitled to vote on this proposal and, therefore, they will have the effect of a vote against this proposal. Brokers will be entitled to vote a customer's shares in their discretion on this proposal, so there will be no broker non-votes on this proposal.

Recommendation of our Board of Directors

        OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR.

CORPORATE GOVERNANCE

General

        The role of the Board of Directors is to ensure that we are managed for the long-term benefit of our stockholders. The Board periodically reviews and advises management with respect to our annual operating plans and strategic initiatives. The Board has adopted corporate governance principles to assure full and complete compliance with all applicable corporate governance standards.

        During the past year, we have reviewed our corporate governance practices in comparison to the practices of other public companies and to ensure they comport with guidance and interpretations provided by the SEC and the Nasdaq Stock Market.

        We have adopted a written Code of Ethics that applies to all of our employees and agents, including, but not limited to, our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. Our Code of Ethics, Nominating and Corporate Governance Committee Charter, Compensation Committee Charter and Audit Committee Charter are available on our website at ir.atni.com and may be obtained free of charge upon request by writing to us at Atlantic Tele-Network, Inc., Attn: Secretary, 500 Cummings Center, Beverly, MA 01915.

Board Leadership Structure

        Our Board of Directors is committed to maintaining responsible and effective corporate governance and is focused on the interests of our stockholders. The Board does not have a policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer, as the Board believes it is in our best interests to make this determination based on an assessment of the current condition of our Company and composition of the Board. It has determined that its leadership structure, including Mr. Cornelius B. Prior, Jr. serving as Chairman, our Chief Executive Officer serving as a director, and the composition of independent directors for each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board, best serves the Company and its stockholders at this time. Our Board brings strong leadership and industry expertise to inform the management and direction of the Company on behalf of our stockholders. Mr. C.B. Prior, Jr., who has served as our Chairman since 1997, was also our Chief Executive Officer until December 2005. He, together with related entities, affiliates and family members, controls approximately 28% of our outstanding common stock, possesses extensive investment and financial management experience and has a long history and familiarity with the Company and many of its Caribbean operating markets. Management and the Board of Directors work together to try to focus the Board on major questions of governance, succession and setting the Company's overall operating and investment strategy.

Director Nomination Process

        Our Nominating and Corporate Governance Committee considers director nominees, whether proposed by a stockholder or identified through the Company's processes, in accordance with its charter and our Corporate Governance Guidelines as adopted by the Board on March 10, 2016. The Nominating and Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees but applies general criteria intended to ensure that the Board includes members with significant breadth of experience, knowledge and abilities as well as financial and industry expertise to assist the Board in performing its duties. Minimum qualifications for director nominees include: a reputation for integrity, honesty and adherence to high ethical standards; demonstrated business acumen, experience and judgment related to the objectives of the Company; and the commitment to understand the Company and its industry and actively participate in Board deliberations. While our Board does not have a formal diversity policy, it recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, our Nominating and Corporate Governance Committee also considers nominees based on their differences of viewpoint, professional experience, education, skill and other characteristics that are relevant to the current needs of the Company, including those that promote diversity. Our Nominating and Corporate Governance Committee then recommends director nominees to the Board for its consideration and nomination at the next annual meeting of stockholders.

        In selecting director nominees pursuant to the Corporate Governance Guidelines, our Nominating and Corporate Governance Committee considers candidates submitted by stockholders and evaluates such candidates in the same manner and using the same criteria as all other director nominee candidates. To submit a director nominee candidate, stockholders should submit the following information: (a) the candidate's name, age and address, (b) a brief statement of the reasons the candidate would be an effective director, (c) the candidate's principal occupation or employment for the past five years and information about any positions on the board of directors of other companies, (d) any business or other significant relationship the candidate has had with us and (e) the name and address of the stockholder making the submission. Our Nominating and Corporate Governance Committee may also seek additional information regarding the director nominee candidate and the stockholder making the submission. All submissions of director nominee candidates made by stockholders should be sent to Atlantic Tele-Network, Inc., Attn: Nominating and Corporate Governance Committee, 500 Cummings Center, Beverly, MA 01915 and must comply with applicable timing requirements.

Determination of Independence

        Nasdaq rules require that a majority of our directors be "independent" and that we maintain a minimum three-person audit committee and a two-person compensation committee whose members satisfy heightened independence requirements. A director qualifies as "independent" if our Board upon the recommendation of our Nominating and Corporate Governance Committee, affirmatively determines that the director does not have a relationship with us, an affiliate of ours, or otherwise which, in the opinion of the Board, would interfere with the exercise of independent judgment in discharging his or her duties as a director. Nasdaq rules preclude an affirmative determination by the Board that a director is independent if:

  •
  a director who is, or was at any time during the past three years, employed by us or by any subsidiary of ours;

  •
  a director who accepted or has a family member who accepted any compensation from us or any subsidiary of ours in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than: (i) compensation for board or board committee service, (ii) compensation paid to a family member who is an employee (other than the executive officer) of the company, or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

  •
  a director who is a family member of an individual who is, or at any time during the past three years was, employed by us or a subsidiary of ours as an executive officer;

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  a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed the greater of 5 percent of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than: (i) payments arising solely from investments in our securities or (ii) payments under non-discretionary charitable contribution matching programs;

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  a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers have served on the compensation committee of such other entity; or

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  a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

        Based on the Nasdaq rules, our Nominating and Corporate Governance Committee and the Board has determined that Messrs. Budd, Flynn and Roesslein, Dr. Bulkin and Ms. Pelletier are independent for purposes of SEC rules and Nasdaq listing compliance. This determination included reviewing the following relationships and transactions with Mr. Budd, which our Nominating and Corporate Governance Committee and the Board concluded did not affect his independence:

  Mr. Budd.    Mr. Budd is a former partner of the law firm of Day, Berry and Howard, LLP, which is now known as Day Pitney LLP ("Day Pitney"), and had served as our general outside counsel for a number of years until his retirement on December 31, 2006. From time to time, our Chairman has engaged, in an individual capacity, Day Pitney for legal services. The Compensation Committee retained Day Pitney in 2015 to advise it on the terms and conditions of standard severance agreements for executive officers.

Nominating and Corporate Governance Committee Report

        The Nominating and Corporate Governance Committee has reviewed and discussed the Director Nomination Process and Director Independence disclosure and, based on such review and discussions, we recommended to the Board that (i) these disclosures be included in this Proxy Statement and (ii) that each of the persons listed in Proposal 1, "Election of Directors," be nominated by the Board for election as a director of the Company.

By the Nominating and Corporate Governance Committee

Liane J. Pelletier, Chair
Martin L. Budd
Charles J. Roesslein

Risk Management and Risk Assessment

        In accordance with Nasdaq requirements, our Audit Committee has the primary responsibility for the oversight of risk management and risk assessment, including the Company's major financial risk exposures and the steps management has undertaken to control such risks. Our Board of Directors remains actively involved in such oversight of risk management and assessment and receives periodic presentations from our executive officers and certain of their direct reports, as the Board of Directors may deem appropriate. This includes discussions of the Company's balance sheet and capital structure in light of potential capital needs and projections of operating cash flows and the risks to such cash flows. While the Board of Directors maintains such oversight responsibility, management is responsible for the day-to-day risk management processes and makes detailed recommendations on sources and uses of capital. The Board of Directors believes this division of responsibility is the most effective approach for addressing the risks facing the Company. As a general matter, management and the Board of Directors seek to mitigate major risks to the Company's financial condition by striving to maintain a level of debt to annual operating cash flows that allows the Company to survive short-term unforeseen reductions in cash flow or unanticipated large capital spending needs. To date, the Board of Directors believes that the Company has maintained a more conservative level of debt (relative to cash flows) than most of its peers in the telecommunications industry.

        For the year ended December 31, 2015, our management, in consultation with the Board, reviewed the Company's compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviewed the Company's cash and equity incentive compensation plans and practices applicable to all employees to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, the following mitigating features of the Company's incentive compensation programs were considered: (1) the Company's focus on multiple year vesting periods for all equity compensation, including the restricted stock awards made in 2015; (2) management's practice of conservative awards of annual cash bonus payments; (3) the relatively low level and intermittent awards of stock options to senior management; and (4) the use of restricted stock awards to encourage management to balance "upside" and "downside" risk. As a result of this process, there were no recommended changes to the Company's incentive compensation programs.

Communications from Stockholders and Other Interested Parties

        To communicate with our Audit Committee regarding issues or complaints about questionable accounting, internal accounting controls or auditing matters, contact the Audit Committee by writing to Audit Committee, Atlantic Tele-Network, Inc., 500 Cummings Center, Beverly, MA 01915.

        To send communications to the Board or to individual directors, stockholders should write to Board of Directors, Atlantic Tele-Network, Inc., 500 Cummings Center, Beverly, MA 01915. All communications received will be directly sent to the Board or to individual members of our Board, as addressed.

Board of Directors' Meetings and Committees

        During 2015, our Board met six times either by conference call or in person. In 2015, no director attended fewer than 75% of the meetings of the Board or the meetings of the committee(s) on which he or she served. Although we do not have a policy requiring our directors to attend the Annual Meeting, all of our then-current directors attended last year's annual meeting of stockholders.

        Our Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The current membership of each committee is as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles J. Roesslein, Chair	Martin L. Budd, Chair	Liane J. Pelletier, Chair
Martin L. Budd	Michael T. Flynn	Martin L. Budd
Michael T. Flynn	Liane J. Pelletier	Charles J. Roesslein

        All members of these committees are independent as defined in the listing standards of Nasdaq. Copies of the charters of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as adopted and amended by our Board, are available in the "Corporate Governance" section of our website at ir.atni.com.

Audit Committee

        During 2015, the Audit Committee met seven times either by conference call or in person, including several meetings without members of management or the Company's independent auditors. The functions of the Audit Committee include:

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  Appointing, compensating, evaluating and overseeing our independent auditor;

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  Reviewing with our independent auditor the plan and scope of the audit, its status during the year and any recommendations the independent auditor may have for improving or changing the audit and control environment;

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  Pre-approving the services provided by our independent auditor;

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  Overseeing the Company's internal audit department and its review and testing of the Company's internal control policies, systems and procedures;

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  Discussing with management and our independent accountant the adequacy of internal accounting and financial controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters that any of them considers to be of importance;

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  Reviewing our accounting principles, policies and practices and financial reporting policies and practices;

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  Reviewing our Code of Ethics, the Audit Committee Charter, the Internal Audit Department Charter any other relevant Company policies and the oversight of other compliance matters;

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  Reviewing and evaluating the effectiveness of the Company's risk assessment and risk management policies and processes;

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  Reviewing and, if appropriate, approving related party transactions entered into by the Company;

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  Reviewing, prior to publication or filing, our annual audited financial statements, quarterly earnings releases and the disclosures that are to be included in our reports on Form 10-Q and Form 10-K, as well as such other information as the Committee deems desirable; and

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  Undertaking other duties as assigned by our Board.

        Our Board has determined that each current member of the Audit Committee meets the financial literacy requirements of Nasdaq. It has also determined that Mr. Roesslein, who is currently the Chair of the Audit Committee and a director nominee for re-election, qualifies as an "audit committee financial expert" under the rules of the SEC and meets the financial sophistication requirements of Nasdaq. In addition, our Nominating and Corporate Governance Committee has determined that each of the current members of our Audit Committee meet the Nasdaq and SEC standards for audit committee member independence.

Compensation Committee

        The Compensation Committee met four times during 2015, and the Chairman of the Compensation Committee consulted and met several times with the Chief Executive Officer. The Compensation Committee also met once during 2016 to discuss 2015 compensation and bonus awards. The functions of the Compensation Committee include:

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  Reviewing and determining the compensation of our Chief Executive Officer and our other executive officers;

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  Reviewing with the Chief Executive Officer the compensation of the managers of the Company's key operating units;

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  Reviewing and discussing our Compensation Discussion and Analysis in our Proxy Statement with management;

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  Developing, administering and taking all action required or permitted to be taken by the Board under our stock-based incentive plan;

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  Reviewing and recommending to the Board the compensation of our directors;

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  Reviewing and making recommendations to the Board regarding the level, coverage, and competitiveness (based on industry data) of our compensation (including salary and bonus), incentives (both current and long-term), benefits (including profit sharing, group health coverage, disability coverage and life insurance benefits, and use of our stock in option, bonus, or appreciation arrangements), and other perquisites;

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  Retaining and working with compensation consultants or other advisors as the Compensation Committee may deem appropriate to carry out its responsibilities;

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  Reviewing the Compensation Committee Charter; and

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  Undertaking such other functions as are assigned to the Compensation Committee by the Board.

        The Compensation Committee meets several times each year to carry out these responsibilities. Early in the year, the Compensation Committee begins its analysis by reviewing the compensation trends and practices of the Company's identified peer group as well as any other entities that the Compensation Committee may deem relevant against the current compensation of the Company's Chief Executive Officer and the Company's other executive officers. This year, the Compensation Committee retained Compensia, a compensation consultant, to re-evaluate and make recommendations as to the Company's peer group as well as consult on executive and director compensation, as further described below. Following this review, the Chief Executive Officer typically meets with the Chairman of the Compensation Committee in order to discuss the draft compensation recommendations, performance analysis and future objectives of each of the executive officers of the Company and provides the Chairman with a memorandum detailing the Company's performance and individual executive officer performance for the year. Upon the request of the Compensation Committee, the Chief Executive Officer may engage in a detailed discussion of the performance of an executive officer or a manager of the Company's key operating units. The Compensation Committee has been authorized by the Board of Directors to delegate to the Chief Executive Officer the power to make limited awards under the Company's 2008 Equity Incentive Plan (the "2008 Plan") to certain key employees of the Company. Our Nominating and Corporate Governance Committee has determined that each of the current members of our Compensation Committee meets the independence requirements under Nasdaq and SEC standards for director independence.

        The Compensation Committee determines the compensation of the Chief Executive Officer in an executive session, following its review of the CEO's performance against his goals for the year, the growth and performance of the Company, his leadership skills for the previous year, his self-analysis for the prior year's performance, and any other relevant factors.

        Our Board has determined that each of the current members of the Compensation Committee meet the Nasdaq and SEC standards for committee member independence.

        For further information about the Compensation Committee's practices, please see "Compensation Discussion and Analysis," under "Executive Officer Compensation," below.

Compensation Committee Interlocks and Insider Participation

        During or prior to the fiscal year ended December 31, 2015, no member of our Compensation Committee was an officer or employee of ours or our subsidiaries or, to our knowledge, had relationships requiring disclosure under the SEC rules. In making these statements, we have relied in part upon representations of those directors.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee of our Board met four times in 2015 and once in 2016 to discuss nominations for elections of directors and for committee membership on our Board. The functions of the Nominating and Corporate Governance Committee include:

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  recommending to the Board the persons to be considered for nomination for election as directors at any meeting of stockholders and the persons (if any) to be elected by the Board to fill any vacancies on the Board;

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  determining the independence of any director or director nominee to our Board;

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  recommending to the Board the directors to be appointed to each committee of the Board;

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  reviewing and making recommendations to the Board regarding any stockholder proposals submitted to the Company pertaining to Board governance and directors;

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  developing and making recommendations to the Board regarding any corporate governance policies for the Company;

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  overseeing periodic Board self-evaluations; and

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  undertaking such other functions as are assigned to the Nominating and Corporate Governance Committee by the Board.

        Our Board has determined that each of the current members of our Nominating and Corporate Governance Committee meet the Nasdaq and SEC standards for committee member independence.

INDEPENDENT AUDITOR

        PwC has audited our accounts since 2002. Our Audit Committee has appointed PwC to be our independent auditor for 2016 and we are asking stockholders to ratify this appointment in Proposal 2. The services provided by PwC in 2016 are expected to include, in addition to performing the consolidated audit, audits of certain subsidiaries; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, we may file with the SEC and consultation on accounting, financial reporting, tax and related matters. A representative of PwC is expected to be at the meeting and will have an opportunity to make a statement and respond to questions.

Independent Auditor Fees and Services

        The following table presents the aggregate fees for professional services rendered to us by PwC for the years ended December 31, 2015 and 2014:

	2014	2015
Audit Fees(1)	$2,105,717	$1,935,462
Audit Related Fees(2)	—	131,700
Tax Fees(3)	—	20,000
All Other Fees	—	—

Total Fees	$2,105,717	$2,087,162

(1)
Represents fees for professional services rendered for the audits of our consolidated financial statements, audits of certain subsidiaries and assistance with various documents filed with the SEC.

(2)
Represents fees for professional services rendered for acquisition-related support and other technical, financial reporting and compliance services.

(3)
Represents fees for tax consulting services.

Audit Committee Pre-Approval Policy and Procedures

        In accordance with its written charter, our Audit Committee pre-approves all audit and non-audit services, including the scope of contemplated services and the related fees that are to be performed by PwC, our independent auditor. The Audit Committee's pre-approval of non-audit services involves consideration of the impact of providing such services on PwC's independence. The Audit Committee is also responsible for ensuring that any approved non-audit services are disclosed to stockholders in our reports filed with the SEC.

Audit Committee Report

        As members of the Audit Committee of the Board of Directors of Atlantic Tele-Network, Inc., we have reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2015.

        The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statement of Auditing Standards No. 61.

        The Audit Committee received from PwC the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, discussed PwC's independence with PwC and satisfied itself as to PwC's independence.

        We have also considered whether the provision of services by PwC not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, is compatible with maintaining the independence of PwC.

        Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2015.

By the Audit Committee

Charles J. Roesslein, Chair
Martin L. Budd
Michael T. Flynn

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

        Our Compensation Committee of the Board of Directors has responsibility for establishing, implementing and maintaining the compensation program for our executive officers. For the purposes of this Compensation Discussion and Analysis, "executive officers" and "executives" means the individuals who served as our Chief Executive Officer and Chief Financial Officer during the fiscal year ended December 31, 2015, as well as the other individuals included in the Summary Compensation Table below.

Compensation Philosophy

        The primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success and to maintain a reasonably competitive compensation structure as compared with similarly situated companies. We seek to align compensation with the achievement of business objectives and individual and Company performance. The annual cash bonus opportunity together with equity compensation that we provide our executive officers are our main incentive compensation tools to accomplish this alignment, as described below.

        A core principle of our compensation philosophy is that a successful compensation program requires the application of judgment and subjective determinations of individual performance. While we do assign an indicative weight to individual and general Company performance in determining an executive officer's compensation, we do not apply a strictly formulaic or mathematical approach to our compensation program. Our Compensation Committee retains discretion to apply its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program and the overall performance and condition of our company at the time final compensation decisions are made. We believe that our relatively lean management structure, the level of communications between our Board of Directors and our senior management team and our corporate culture make this approach an effective method of determining compensation.

        Our Compensation Committee does consider the compensation of executive officers at other companies in order to assess the compensation that we offer our executive officers, as discussed below.

Role of Compensation Consultant

        Our Compensation Committee has retained the advisory services of Compensia, Inc. ("Compensia"), a national executive compensation consulting firm, for the past two years to assist us with the identification of a relevant peer group and competitive market compensation data regarding the compensation of our named executive officers and directors against such group. Compensia does not generally provide any other services to the Compensation Committee, except as may be requested from time to time with respect to specific matters and as described below.

        This past year, the Compensation Committee asked Compensia to provide data about the policies disclosed by the Company's peer group relating to minimum shareholding by such company's officers and directors as well as the "clawback" of any shares granted to officers and directors of such peer group company. With respect to a compensation "clawback" policy, the Committee decided to await a rule-making on the subject by the SEC before making a recommendation to the Board of Directors to adopt any such policy. As for a policy regarding minimum officer and director shareholding requirements, the Committee also decided not to recommend the adoption of such a policy to the Board of Directors, as the current shareholdings of the Company's officers and directors greatly exceeds the shareholdings of the median of their counterparts at our peer group companies.

        Compensia works at the direction of, and reports directly to, the Compensation Committee, which may replace the compensation consultant or hire additional advisors at any time. Compensia does not perform any services for the Company unless directed to do so by the Compensation Committee. Based on the consideration of the various factors set forth in the rules of the SEC, the Compensation Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has raised any conflicts of interest, and the Compensation Committee believes that Compensia is independent.

External Sources

        Generally, we seek to offer executive compensation that is reasonably competitive with telecommunications and to a lesser extent, solar companies of a similar size. Defining a relevant "peer group" for us has been historically difficult because we have the complexity and geographic diversity (and attendant travel demands) of large multi-national companies but have similar total revenues and market capitalization to companies that tend to be focused on a very limited geographic area and provide limited services. Nonetheless, we believe that comparisons to certain other companies can provide us with a useful basic check, mainly for the compensation of our named executive officers and directors.

        For 2015, our Compensation Committee referred to the executive compensation paid at the following group of companies:

8 x8	Gogo	RigNet
Cincinnati Bell	Inteliquent	RingCentral
Cogent Communications	Iridium Communications	Shenandoah Telecommunications
Consolidated Communications	Lumos Networks	US Cellular
FairPoint Communications	Ormat Technologies	ViaSat
General Communication	Pattern Energy Group	Vonage Holdings

        Our Compensation Committee believed that these companies provided us with helpful indicators of competitive executive compensation levels and pay mix because, as a group, they had the following characteristics that are similar to ours: (1) they are telecommunications or solar companies; (2) several of them have both wireless and wireline operations; (3) several of them are of similar size to the Company; and (4) several have a mix of domestic and international operations. However, our Compensation Committee regards comparisons of us to these companies as reference points only—as such, we did not seek to establish any benchmark in reference to these companies or to require changes in our executive compensation to match changes in those companies' compensation.

Role of Chief Executive Officer in Compensation Decisions

        At the end of the year, our Chief Executive Officer evaluates the performance of our other executive officers and makes compensation recommendations to our Compensation Committee based upon those evaluations. Our Board has delegated to our Compensation Committee full discretion in its determination of the compensation to be paid to our Chief Executive Officer and our other executive officers, including discretion to modify the recommendations of our Chief Executive Officer in determining the type and amounts of compensation paid to each executive officer. The Compensation Committee interacts directly with the Chief Executive Officer to evaluate his performance, in addition to conducting its own independent assessment of his performance and the performance of the Company during the year.

Elements of Compensation

  Overview

        Our executive compensation program is focused on three separate elements:

  •
  base salary;

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  annual cash bonuses; and

  •
  equity awards.

        Other than as described below, our Compensation Committee does not have any specific policies or targets for the allocation or "pay mix" of these compensation elements.

  Base Salary

        We seek to set the base salary of each executive at a level that is competitive, taking into account the overall compensation history of the particular executive and our other executives and the base salaries paid by similarly situated companies. In addition to merit-based changes when warranted, our Compensation Committee generally recommends that base salaries increase annually at a rate that is slightly above or below cost-of-living adjustments, as represented by indicators like the Consumer Price Index. In addition to merit- based changes, larger increases (or decreases) may be made based on a change in the responsibilities of the executive. Factors such as the expansion or contraction of the Company and the financial condition and prospects of the Company may also influence the amount of annual salary adjustments. From time to time, comparative market factors also may cause the Compensation Committee to make increases above or below the normal cost-of-living adjustment.

        Below is a chart showing the base salary rates for 2015 for our named executive officers, in comparison to those in effect in 2014. Other than as noted below, the base salary increases for 2015 were all generally in the range of cost-of-living increases (generally between 2% and 3%), with the individual increases falling above or below that range based on previous increases, the history of the executive's compensation with the Company, any expansion or diminution of the executive's responsibilities and the Compensation Committee's general sense of whether the executive's compensation is at or below the executive's value to the Company. The Compensation Committee increased Mr. Slap's base salary by 10% for the 2015 year in recognition of his consistent performance in his almost five years with the Company and to make his cash compensation more competitive when compared to general counsels in our peer group. For 2016, due to the decline in operating income the Committee did not increase the CEO's base salary and kept increases for the other named executive officers at around 1%.

Named Executive Officer	2015	2014	Annualized Percent Increase from 2014
Michael T. Prior	$590,000	$575,000	2.6%
Justin D. Benincasa	$348,000	$340,000	2.4%
William F. Kreisher	$255,000	$248,000	2.8%
Leonard Q. Slap	$275,000	$250,000	10.0%
Barry C. Fougere	$258,000	$255,000	1.2%

  Annual Cash and Equity Bonuses

Annual Cash Bonus

        We believe that a substantial bonus opportunity, as measured as a percentage of the executive's base salary, motivates executive performance because it makes a significant amount of the executive's overall compensation contingent upon individual and company performance. Further, such approach enables the Company to avoid a higher fixed cost of annual base salaries and gives us the ability to control a major piece of compensation expense if the Company ever experiences a business reversal.

        For 2015, the annual bonus opportunity for our named executive officers was as follows:

Named Executive Officer	2015 Annual Bonus Opportunity Expressed as % of Base Salary
Michael T. Prior	100%
Justin D. Benincasa	75%
William F. Kreisher	50%
Leonard Q. Slap	50%
Barry C. Fougere	50%

        At the end of the year, the Compensation Committee makes an overall assessment of the quality of each executive officer's performance during the year. For executive officers other than the Chief Executive Officer, this assessment is based largely on discussions between the Compensation Committee and the Chief Executive Officer. As noted above, the Compensation Committee interacts directly with the Chief Executive Officer to evaluate his performance, in addition to conducting its own independent assessment of his performance and the performance of the Company during the year. For 2015, the target amounts of the bonuses were unchanged from 2014 levels, based upon the Compensation Committee's assessment that such targets were reasonable and appropriate.

        Although broad performance objectives are identified at the beginning of each year as a means to align individual behavior with Company objectives, it is communicated to each executive that the Compensation Committee always has the full discretion to determine the extent to which bonuses will be paid or not, regardless of the achievement of any such objectives. For executive officers, the actual amount of annual cash bonus awarded for 2015 was based on a highly subjective review of a number of factors that are each assigned a recommended weight for each executive, which varies based on the roles and duties of each individual. In general, the Compensation Committee believes that the annual bonuses should be tied to overall Company performance such as significant strategic developments (as assessed by the Compensation Committee) and financial performance, particularly for the most senior members of our management team, such as our Chief Executive Officer and Chief Financial Officer.

        Our corporate performance has historically been reviewed by reference to year over year consolidated Company performance and our Compensation Committee will take note of additional significant overall Company achievements or weaknesses which may or may not have impacted or been reflected in the Company's financial or operational results. For 2015, the weight assigned to each performance factor generally ranged from approximately 35-50% for Company operational and financial performance, 35-50% for individual achievements, including accomplishment of individual goals set for the 2015 fiscal year, and 15% for general individual performance, including overall quality of the individual's work performance throughout the year. While these weight ranges are presented to the Compensation Committee by our Chief Executive Officer as a guide in connection with his assessment of our executives' performance during the year, actual bonus awards are subject to the Compensation Committee's discretion to increase or decrease such amount or weight range for each performance metric based on the Compensation Committee's review of such individual's performance and relevant job responsibilities.

        Typically, the Company has paid bonuses at levels below the target opportunity with the Compensation Committee treating the bonus opportunity percentage as more of a ceiling. For 2015, we paid the annual bonuses to our named executive officers described under the column entitled "Bonus" in the Summary Compensation Table for the reasons described below:

        Our Chief Executive Officer was paid an annual bonus of $525,000, representing 89% of his 2015 annual bonus opportunity. In addition to its own favorable assessment of the Chief Executive Officer's performance, the Compensation Committee took particular note of the Company's negotiation and agreement to enter into two important strategic transactions in existing international telecom markets, and his thorough and disciplined approach to other strategic investments. Balanced against this and other positive developments, the Compensation Committee took note of the contraction of several businesses, including U.S. wireless.

        In reviewing with the Chief Executive Officer the recommendations for annual bonuses to be paid to the other executives, the Compensation Committee considered each officer's contribution to achieving the Company's financial performance and continued growth, using the weight ranges described above as a general guide.

        Our Chief Financial Officer was paid an annual bonus of $233,000, or approximately 89% of his 2015 annual bonus opportunity. The Committee viewed his individual performance very favorably, particularly his work on the integration of the Company's new renewables business, a continued strong improvement in the internal controls environment and a strengthening of the Company's treasury and financial planning capabilities.

        The Compensation Committee determined to pay the following annual bonuses to the other named executive officers and took particular note of the additional factors described below:

  •
  William F. Kreisher, $120,000 or 94% of his 2015 annual bonus opportunity, in recognition of his work on the two afore-mentioned telecom transactions as well as other transactional activity;

  •
  Leonard Q. Slap, $126,000 or 92% of his 2015 annual bonus opportunity, in recognition of his work on a number of matters, including support of the two signed telecom transactions and support for the negotiation, analysis and diligence of a number of other transactions that the Company did not complete; and

  •
  Barry C. Fougere, $114,000 or approximately 88% of his 2015 annual bonus opportunity, in recognition of his leadership in improving profitability in some smaller operations, strengthening U.S. wirelesss network quality and monitoring thereof and working through major strategic and personnel changes at some of the Company's international businesses.

Annual Equity Award

        Under our 2008 Plan, we may grant stock options, restricted stock and other equity awards to our directors, consultants and employees, including our executive officers. Awards made under the 2008 Plan may be granted subject to conditions and restrictions, including vesting requirements, achievement of performance goals and forfeiture and recapture of shares upon certain events. Our Compensation Committee, composed entirely of independent directors, grants awards to our employees under our 2008 Plan. Our Chief Executive Officer also has authority to make limited grants under the 2008 Plan to certain key employees of the Company.

        In addition to annual equity awards to our officers, we have awarded significant equity compensation in connection with the hiring or promotions of executive officers. For new hires, the awards typically are made at the next regularly scheduled Compensation Committee meeting following the hire or promotion. In general, we have awarded restricted stock and stock options with time-based vesting schedules of four years, and, in the case of stock options, have a term of ten years. Since 2013, the majority of the equity awards granted by the Compensation Committee has been in the form of restricted or unrestricted stock and it has not issued option awards to our named executive officers.

The Compensation Committee believes that given the Company's disciplined, long-term approach to its investing and operating strategy and its practice of providing a current return to stockholders in the form of dividends, restricted stock is a better tool for aligning, incentivizing, retaining and rewarding our executive officers at this time.

        On March 9, 2016, the Compensation Committee granted the following equity compensation to the Company's named executive officers as compensation for each executive's 2015 achievements, as described in our "Annual Cash Bonus" disclosure above:

Stock Awards (restricted shares)
Michael T. Prior	21,900
Justin D. Benincasa	8,000
William F. Kreisher	5,300
Leonard Q. Slap	4,750
Barry C. Fougere	5,500
Total	45,450

        In approving the annual cash bonus and equity incentive awards, the Compensation Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and concluded that the stock grant awards described above would not be likely to encourage excessive risk taking, as the restricted stock awards vest ratably over a period of four years. While the Compensation Committee believes it is an important policy of the Board to seek to keep the aggregate shares underlying outstanding stock options and unvested restricted stock at a reasonable level in relation to our outstanding equity (calculated on a fully diluted basis), we believe that equity compensation will remain a critical recruitment, retention and incentive tool.

  Retirement, Benefits and Other Arrangements

        In 2008, we adopted a deferred compensation plan for our then existing executives. This plan is intended to provide retirement income to our executive officers. It was adopted to offset a reduction in our annual contributions to these executives' accounts under our 401(k) retirement plan that we instituted as a result of the consolidation of our 401(k) plan with similar plans of companies that we acquired. Under this plan, we make quarterly credits equal to 8% of the executive's then current base salary to an account on behalf of the executive. In addition to these quarterly credits, we may make additional credits in our sole discretion. See the description of the deferred compensation plan under the caption Non-Qualified Deferred Compensation Plan Transactions in 2015 for more information. Executives hired after 2008 do not participate in this plan. Except for this plan, our executive officers currently do not receive any benefits, including retirement, medical and dental, life and disability insurance, which are not also available to all of our employees.

  Severance Agreements

        In 2016, we entered into severance agreements with each of our named executive officers. These severance agreements provide each executive with severance pay upon termination as described therein in exchange for standard covenants of confidentiality, non-competition, non-solicitation and non-circumvention for a one year-period following termination and a standard release and waiver of claims. In the event of a termination by the Company without "cause" or by the executive for "good reason" and in the absence of a "change in control" (each as defined in the agreements), each executive would be entitled to (i) severance pay in the amount of one times his base salary (and in the case of our Chief Executive Officer, or CEO, one and a half times his base salary) and (ii) COBRA continuation coverage at a rate equal to the rate paid by active employees during the twelve months following the termination (eighteen months in the case of the CEO). In the event of a termination by the Company without "cause" or by the executive for "good reason" either three months prior to or twelve months (eighteen months in the case of the CEO) following a change in control (as defined in the Executive Severance Agreements), such executive would be entitled to (i) severance pay in the amount of one times (and in the case of the CEO, one and a half times) his base salary, (ii) such executive's maximum target incentive compensation for such year (and in the case of the CEO, one a half times such target), excluding any eligible amounts of equity compensation, (iii) COBRA continuation coverage at a rate equal to the rate paid by active employees during the twelve months following the termination (eighteen months in the case of the CEO) and (iv) the immediate vesting of all restricted stock or stock options held by such executive.

  "Say on Pay" Advisory Approval of Executive Compensation

        As required by Section 14A of the Securities Exchange Act, in 2014 we conducted an advisory vote of stockholders with respect to the compensation of our named executive officers. At the 2014 Annual Meeting, more than 80% of the shares present, or present by proxy, and entitled to vote at the 2014 Annual Meeting approved our named executive officer compensation. While the approval was advisory and non-binding in nature, the Board of Directors and Compensation Committee value the opinion of stockholders and consider this outcome as an indication that stockholders agree that our executive compensation programs use appropriate structures and policies that are effective in achieving our Company's goals and objectives. As a consequence, the Compensation Committee has not made significant changes in our executive compensation programs as a result of the advisory vote.

        At our 2011 Annual Meeting, stockholders voted on a non-binding and advisory basis to hold an advisory vote on executive compensation every three years. The last such advisory vote was held at our 2014 Annual Meeting and stockholders will again be asked to participate in an advisory vote on executive compensation at the 2017 Annual Meeting.

Compensation Committee Report

        Each member of the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee

Martin L. Budd, Chair
Michael T. Flynn
Liane J. Pelletier

2015 Summary Compensation Table

        The table below summarizes the total compensation paid to, or earned by, each of our named executive officers for each of fiscal years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)(2) ($)	Option Awards(1) ($)	All Other Compensation(3) ($)	Total ($)(2)
Michael T. Prior	2015	590,000	525,000	1,386,210	—	109,744	2,610,954
Chief Executive Officer	2014	575,000	575,000	1,461,680	—	124,823	2,736,503
	2013	565,000	930,000	1,304,000	—	141,565	2,940,565
Justin D. Benincasa	2015	348,000	233,000	600,691	—	60,731	1,242,422
Chief Financial Officer	2014	340,000	242,000	631,180	—	71,321	1,284,501
	2013	333,000	505,000	647,920	—	84,946	1,570,866
William F. Kreisher	2015	255,000	120,000	389,459	—	46,361	810,820
Senior Vice President,	2014	248,000	124,000	398,640	—	54,705	825,345
Corporate Development	2013	242,000	915,000	874,240	—	63,156	2,094,396
Leonard Q. Slap	2015	275,000	126,000	349,853	—	27,555	798,408
Senior Vice President	2014	250,000	125,000	332,200	—	25,670	732,870
and General Counsel	2013	245,000	490,000	485,280	—	23,928	1,244,208
Barry C. Fougere(4)	2015	258,000	114,000	191,429	—	18,183	581,612
Senior Vice President,	2014	150,684	95,000	450,000	—	4,549	700,233
Business Operations

(1)
The amounts in this column reflect the grant date fair value presented in accordance with FASB ASC Topic 718, of awards granted pursuant to our equity incentive plans. Stock and option awards are valued at their grant date fair value. Does not include grants made on March 9, 2016 for 2015 achievements. A discussion of the assumptions used in determining grant date fair value may be found in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)
Amounts for 2013 have been revised to reflect amounts previously disclosed in the Grants of Plan-Based Awards Tables for such year.

(3)
The amounts in this column reflect matching contributions made by us to each of the named executive officers pursuant to the Atlantic Tele-Network, Inc. 401(k) Plan, contributions made by us to a non-qualified deferred compensation plan for Messrs. Prior, Benincasa and Kreisher, and dividends earned on unvested restricted stock awards.

(4)
Mr. Fougere joined us in May 2014. His annual salary and performance-based cash bonus included in the table above for the 2014 fiscal year represent amounts actually paid based on partial year service and have not been annualized. Mr. Fougere's cash bonus awards, for 2014 fiscal year, consist of a $20,000 signing bonus upon joining the Company and an award of $75,000 for his performance in the 2014 year.

Grants of Plan-Based Awards in 2015

        The table below sets forth additional information regarding stock and option awards granted to our named executive officers during the fiscal year ended December 31, 2015.

Name		Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Michael T. Prior Chief Executive Officer	Restricted Stock Grant	3/17/15	21,000	—	—	1,386,210
Justin D. Benincasa Chief Financial Officer	Restricted Stock Grant	3/17/15	9,100	—	—	600,691
William F. Kreisher	Restricted Stock Grant	3/17/15	5,900	—	—	389,459
Senior Vice President,
Corporate Development
Leonard Q. Slap	Restricted Stock Grant	3/17/15	5,300	—	—	349,853
Senior Vice President and
General Counsel
Barry Fougere	Restricted Stock Grant	3/17/15	2,900	—	—	191,429
Senior Vice President,
Business Operations

(1)
The amounts in this column reflect the grant date fair value of awards determined as set forth in footnote 1 to our Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End 2015

        The table below sets forth additional information regarding the equity awards granted to our named executive officers that were outstanding as of December 31, 2015.

						Stock Awards
		Option Awards
						Restricted Shares That Have Not Vested(1)
		Number of Securities Underlying Unexercised Options(1)
	Grant Date			Exercise Price ($)	Expiration Date	Number of Shares	Market Value ($)(2)
Name		Exercisable	Unexercisable
Michael T. Prior	3/17/15	—	—	—	—	21,000	1,642.830
President and Chief	3/20/14	—	—	—	—	16,500	1,290,795
Executive Officer	3/27/13	—	—	—	—	12,500	977,875
	3/22/12	22,500	7,500	37.36	3/22/22	5,000	391,150
	3/15/11	17,500	—	32.96	3/15/21	—	—
	2/11/10	25,000	—	46.85	2/11/20	—	—
Justin D. Benincasa	3/17/15	—	—	—	—	9,100	711,893
Chief Financial Officer	3/20/14	—	—	—	—	7,125	557,389
	3/27/13	—	—	—	—	6,000	469,380
	3/22/12	7,500	2,500	37.36	3/22/22	2,500	195,575
	3/15/11	20,000	—	32.96	3/15/21	—	—
	2/11/10	20,000	—	46.85	2/11/20	—	—
	12/5/08	6,000	—	23.78	12/5/18	—	—
William F. Kreisher	3/17/15	—	—	—	—	5,900	461,557
Senior Vice President,	3/20/14	—	—	—	—	4,500	352,035
Corporate Development	3/27/13	—	—	—	—	7,000	547,610
	3/22/12	11,250	3,750	37.36	3/22/22	500	39,115
	3/15/11	8,000	—	32.96	3/15/21	—	—
	2/11/10	15,000	—	46.85	2/11/20	—	—
	12/5/08	5,000	—	23.78	12/5/18	—	—
	9/17/07	15,000	—	32.98	9/17/17	—	—
Leonard Q. Slap	3/17/15	—	—	—	—	5,300	414,619
Senior Vice President,	3/20/14	—	—	—	—	3,750	293,363
General Counsel	3/27/13	—	—	—	—	4,000	312,920
	3/22/12	2,500	1,250	37.36	3/22/22	1,500	117,345
	3/15/11	2,500	—	32.96	3/15/21	—	—
	6/15/10	6,250	—	44.12	6/15/20	—	—
Barry C. Fougere	3/17/15					2,900	226,867
Senior Vice President,	5/20/14	—	—	—	—	6,093	476,655
Business Operations

(1)
Grants vest 25% annually commencing one year from the date of grant.

(2)
Stock awards are valued at $78.23 per share, the closing price of our stock on December 31, 2015.

Option Exercises and Stock Vested in 2015

        The table below sets forth information with respect to our named executive officers regarding all options that were exercised and restricted stock that vested during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael T. Prior	—	—	18,625	1,289,885
Chief Executive Officer
Justin D. Benincasa	40,000	1,441,757	9,125	630,520
Chief Financial Officer
William F. Kreisher	20,000	858,800	5,500	384,935
Senior Vice President,
Corporate Development
Leonard Q. Slap	—	—	4,750	331,370
Senior Vice President
and General Counsel
Barry Fougere	—	—	2,031	136,341
Senior Vice President,
Business Operations

(1)
Reflects the difference between the market price of the option awards at exercise and the grant date exercise price of such options.

(2)
Reflects the market value of the shares based on the vesting date closing price of our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table provides information regarding our equity compensation plans as of December 31, 2015:

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Warrants, Options and Rights	Weighted Average Exercise Price of Outstanding Warrants, Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders:
2008 Equity Incentive Plan	233,875	$39.42	1,073,378
1998 Stock Option Plan	33,750	$33.99	—
Equity compensation plans not approved by security holders:	—	—	—
Total	267,625		1,073,378

Non-Qualified Deferred Compensation Plan Transactions in 2015

        The following table sets forth contributions by us to our deferred compensation plan for fiscal 2015.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Michael T. Prior	—	47,200	(12,617)	—	418,156
Justin D. Benincasa	—	27,840	(6,939)	—	230,845
William F. Kreisher	—	20,400	(5,624)	—	186,096
Leonard Q. Slap(3)	—	—	—	—	—
Barry C. Fougere(3)	—	—	—	—	—

(1)
The amounts reported in this column are reported for fiscal 2015 in the "All Other Compensation" column of the Summary Compensation Table.

(2)
The amounts reported in this column were previously reported in the "All Other Compensation" column of the Summary Compensation Table located in our proxy statements filed in previous years.

(3)
Messrs. Slap and Fougere are not participants in our deferred compensation plan.

        Effective as of December 5, 2008, we adopted a non-qualified deferred compensation plan for our then existing executive officers. This plan is intended to provide retirement income to our executive officers and was adopted to offset a reduction in our annual contributions to those executives' accounts under our 401(k) retirement plan that we instituted as a result of the consolidation of our 401(k) plan with similar plans of companies that we acquired. Accordingly, we do not expect to add newly hired executives to this plan and Messrs. Slap and Fougere are not participants in the plan. Under this plan, we make quarterly credits equal to 8% of the executive officer's then current quarterly base salary to an account in the plan on behalf of the executive. In addition to these quarterly credits, the Compensation Committee may make additional credits in its sole discretion. Credits to such executive officer's account under the plan will be deemed to be invested in one or more investment funds selected by the executive officer from among alternatives approved by the Compensation Committee. Overall investment return is dependent upon the performance of each executive officer's selected investment alternatives. Credits will be fully vested at all times and the executive officers will have a nonforfeitable interest in the balance of their respective accounts. Benefits under the plan are payable upon a separation from service in a cash lump sum or in accordance with a fixed schedule elected by the executive officer. Distributions may be made prior to the executive officer's separation from service only for certain financial hardship reasons. The plan is intended to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and to constitute a non-qualified, unfunded executive benefit plan.

Potential Payments Upon Termination or Change of Control

        We have entered into severance agreements with each of our named executive officers. For a description of these agreements, please see "—Severance Agreements" above. The following table sets forth the estimated payments and benefits that would be provided to each of the named executive officers, upon termination or a termination following a change in control. The payments and benefits were calculated assuming that the triggering event took place on December 31, 2015, the last business day of our fiscal year, and using the closing market price of our common stock on that date ($78.23).

Named Executive Officer	Event	Salary & Other Cash Payment	COBRA Benefits	Acceleration of Vesting of Certain Equity	Vesting of Unvested Stock Options	Vesting of Stock Awards	Total
Michael T. Prior(1)	Termination Without Cause or for Good Reason	$839,845	$23,415	N/A	—	—	$1,338,279
	Change in Control Termination	$2,188,156	$35,123	100%	$306,525	$4,312,650	$6,832,454
Justin D. Benincasa(1)	Termination Without Cause or for Good Reason	$578,845	$23,415	N/A	—	—	$602,260
	Change in Control Termination	$839,845	$23,415	100%	$102,175	$1,934,237	$2,899,672
William F. Kreisher(1)	Termination Without Cause or for Good Reason	$441,096	$23,415	N/A	—	—	$464,511
	Change in Control Termination	$568,596	$23,415	100%	$153,263	$1,400,317	$2,145,591
Leonard Q. Slap	Termination Without Cause or for Good Reason	$275,000	$23,415	N/A	—	—	$298,415
	Change in Control Termination	$412,500	$23,415	100%	$51,088	$1,138,247	$1,625,249
Barry C. Fougere	Termination Without Cause or for Good Reason	$258,000.00	$23,741	N/A	—	—	$281,741
	Change in Control Termination	$387,000	$23741	100%	—	$703,522	$1,114,263

(1)
Includes payments under our Non-Qualified Deferred Compensation Plan.

 DIRECTOR COMPENSATION

        Our Compensation Committee has the responsibility of reviewing and making recommendations to the Board regarding director compensation. We use a combination of cash and stock-based incentive compensation to attract and retain qualified directors. In setting director compensation, we consider the time demand and the requisite knowledge and expertise required to effectively fulfill their duties and responsibilities to us and our stockholders. We also consider the compensation set by our peer companies in our determination of director compensation.

        The table below summarizes the compensation paid to, or earned by, our non-employee directors for the fiscal year ended December 31, 2015. Mr. M. Prior, our Chief Executive Officer, does not receive any compensation for his Board service beyond the compensation he receives as an executive officer of the Company.

2015 Director Compensation Table

        The table below summarizes the compensation earned by each named director as of December 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Cornelius B. Prior, Jr.(2)	140,000	—	8,964		148,964
Martin L. Budd	77,000	80,000	—		157,000
Bernard J. Bulkin	—	—	—		—
Michael T. Flynn	67,500	80,000	—		147,500
Liane J. Pelletier	63,500	99,750	186	(3)	163,436
Charles J. Roesslein	72,000	80,000	—		152,000

(1)
The amounts in this column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718, of awards granted pursuant to our Non-Employee Directors Compensation Policy and our 2008 Plan.

(2)
As compensation for Mr. Cornelius B. Prior, Jr.'s service as Chairman in 2015, we paid him an annual salary of $140,000, plus certain benefits which are included in "All Other Compensation", including $5,769 in matching contributions pursuant to our 401(k) plan, use of a company car and life insurance premiums. We also provided him with medical and dental benefits that are available to all of our employees. Mr. C.B. Prior, Jr. did not participate in any of our incentive compensation programs. In his capacity as Chairman, he did not receive any board meeting fees, but did receive expense reimbursement available to all other directors.

(3)
Reflects dividends earned on unvested stock awards.

Retainers and Meeting Fees

        For the fiscal year ended December 31, 2015, our non-employee directors (excluding our Chairman) received an annual retainer of $130,000 (consisting of $50,000 in cash and $80,000 in stock). In addition to the retainers, members of the Audit, Compensation and Nominating and Corporate Governance Committees (other than the chairs of such committees) received additional annual payments of $10,000, $7,500 and $2,000, respectively. The Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees received annual payments of $20,000, $15,000 and $6,000, respectively.

        In its review of director compensation for the 2016 fiscal year against compensation received by the Board of the Company's peer group, the Compensation Committee recommended to the Board and the Board decided to increase director compensation for the fiscal year ending December 31, 2016 by $25,000 to an annual retainer of $155,000 (consisting of $50,000 in cash and $105,000 in stock) for our non-employee directors, effective as of the date of the Annual Meeting. In December 2015, the Compensation Committee recommended to the Board, and the Board decided to eliminate the one-time payment to new directors of $30,000 that was previously paid in restricted stock that vested over three years.

 RELATED PERSON TRANSACTIONS

Policy on Related Person Transactions

        Our Board has a written Related Person Transaction Policy that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining whether any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to SEC rules. In general, these transactions and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction(s) as a direct party or by arranging the transaction(s) and the transaction(s) involves more than $100,000 in any calendar year. The policy also provides that certain types of transactions are deemed to be pre-approved or ratified, as applicable by our Audit Committee.

        In October 2014, our U.S. Virgin Islands business, Choice Communications, LLC ("Choice"), entered into a tower lease with Tropical Tower Ltd ("Tropical Tower"), an entity 90% owned by Mr. C.B. Prior, Jr., our Chairman. When aggregated with amounts that Choice currently pays to Tropical Tower for an existing tower lease entered into in April 2012, Choice will pay approximately $117,000 per year in rental payments to Tropical Tower. Each tower lease has an initial term of five years, with two additional five year renewal periods and has provisions for an increase in rent by 5% each year.

        Our Audit Committee negotiated the specific structure and terms of the Choice lease, as negotiated by Choice management, and unanimously approved each of the arrangements described above in accordance with the terms of our Related Person Transaction Policy.

 ADDITIONAL INFORMATION

Stockholder Proposals for 2017Annual Meeting

        All suggestions from stockholders are given careful attention. Proposals intended for consideration at next year's annual meeting of stockholders should be sent to Atlantic Tele-Network, Inc.; Attn: Secretary, 500 Cummings Center, Beverly, MA 01915. To be considered for inclusion in our proxy materials for that meeting, such proposals must be received by us by December 30, 2016, and must comply with certain rules and regulations promulgated by the SEC. A stockholder who wishes to make a proposal at the 2017 annual meeting, but does not wish to have the proposal included in the proxy statement for that meeting, must give notice of the proposal to us no later than February 13, 2017, in order for the notice to be considered timely under Rule 14a-4(c) of the SEC.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations, Atlantic Tele-Network, Inc., Secretary, 500 Cummings Center, Beverly, MA 01915, (978) 619-1300. If you want to receive separate copies of such materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Annual Report and Other SEC Filings

        Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at ir.atni.com. These filings and other SEC filings, including our proxy statement, are also available on the SEC's website at www.sec.gov.

        A copy of these filings, including our Annual Letter to Stockholders, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (excluding exhibits), may be obtained, at no cost, by writing to Atlantic Tele-Network, Inc., Attn: Secretary, 500 Cummings Center, Beverly, MA 01915.

        Our Annual Letter to Stockholders, which is being mailed to stockholders with this proxy statement, is not incorporated into this proxy statement and is not deemed to be part of the proxy soliciting material.

By order of the Board of Directors,

LEONARD Q. SLAP
Secretary

April 29, 2016

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ATLANTIC TELE-NETWORK, INC. 500 CUMMINGS CENTER BEVERLY, MA 01915 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E10669-P78441 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold AllAll For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ATLANTIC TELE-NETWORK, INC. The Board of Directors recommends you vote FOR the following: 1.Election of Directors Nominees: 01) 02) 03) 04) Martin L. Budd Bernard J. Bulkin Michael T. Flynn Liane J. Pelletier 05) 06) 07) Cornelius B. Prior, Jr. Michael T. Prior Charles J. Roesslein The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2.Ratification of the selection of PricewaterhouseCoopers LLP as independent auditor for 2016. 3.In their discretion the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders to be held on June 21, 2016. The Proxy Statement, Letter to Stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available at: http://ir.atni.com/financials.cfm • The annual meeting is scheduled to take place at 10:00 a.m., local time, at 500 Cummings Center, Suite 2450, Beverly, MA 01915. • Even if you expect to attend the annual meeting, please promptly complete, sign, date and mail this proxy card. Stockholders who attend the meeting may revoke their proxies and vote in person if they so desire. FOLD AND DETACH HERE E10670-P78441 ATLANTIC TELE-NETWORK, INC. ANNUAL MEETING OF STOCKHOLDERS - JUNE 21, 2016 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Cornelius B. Prior, Jr. and Michael T. Prior and each of them as Proxies, with full power of substitution, and hereby authorizes each of them to represent and to vote as instructed herein, all shares of Common Shares of Atlantic Tele-Network, Inc. held of record by the undersigned on April 22, 2016, at the Annual Meeting of Stockholders to be held on June 21, 2016 or any adjournments or postponements thereof on the matters set forth in the Notice and Proxy Statement dated April 29, 2016. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER INSTRUCTED ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2, AT THE DISCRETION OF THE PROXIES NAMED ABOVE, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed on the other side) Address Changes/Comments: